EXHIBIT 3.1I

                          ARTICLES OF INCORPORATION
                                      OF
              IRON MOUNTAIN RECORDS MANAGEMENT OF MARYLAND, INC.
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      The undersigned, being a natural person and acting as incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a business corporation in the State of Maryland, pursuant to the provisions of the Maryland General Corporation Law.

      FIRST:      (1)   The name of the incorporator is Garry B. Watzke.

                  (2) The said incorporator's address, including the street and number, if any, including the county or municipal area, and including the state or country is 745 Atlantic Avenue, Boston, Massachusetts, 02111.

                  (3)   The said incorporator is at least eighteen years of age.

                  (4) The said incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law.

      SECOND: The name of the corporation (hereinafter called the "corporation") is Iron Mountain Records Management of Maryland, Inc.

      THIRD: The corporation is formed for the following purpose or purposes: To engage in the business of managing, sorting, indexing, storing and providing other services in respect of business, legal, accounting, medical, engineering and other records, whether recorded on paper, film, magnetic or other media.

      To engage in such other businesses or activities as a corporation organized under the Maryland General Corporation Law may lawfully engage in, either alone or in a joint venture or partnership with others.

      To have all of the powers conferred upon corporations organized under the provisions of the Maryland General Corporation Law.

      FOURTH: The address, including street and number, if any, and the county or municipal area, of the principal office of the corporation within the State of Maryland, is c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202.

      FIFTH: The name and address, including street and number, if any, and the county or municipal area, of the resident agent of the corporation within the State of Maryland, is


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The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore
City, Maryland 21202.

      SIXTH: (1) The total number of shares of stock which the corporation has authority to issue is 1,000, all of which are of a par value of one dollar ($1.00) each and are designated as Common Stock.

            (2) The aggregate par value of all the authorized shares of stock is one thousand dollars.

            (3) The Board of Directors of the corporation is authorized, from time to time, to issue any additional stock or convertible securities of the corporation without the approval of the holders of outstanding stock.

            (4) Provisions, if any, governing the restriction on the transferability of any of the shares of stock of the corporation may be set forth in the Bylaws of the corporation or in any agreement or agreements duly entered into.

            (5) To the extent permitted by Section 2-104(b)(5) of the Maryland General Corporation Law, notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

            (6) No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

      SEVENTH: (1) The number of directors of the corporation, until such number shall be changed by the Bylaws of the corporation, is one.

            (2) The name of the person who will serve as director of the corporation until the first annual meeting of stockholders and until his successors are elected and qualify is as follows: C. Richard Reese.

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            (3) The initial Bylaws of the corporation shall be adopted by the initial director. Thereafter, the power to adopt, alter, and repeal the Bylaws of the corporation shall be vested in the Board of Directors of the corporation.

            (4) The liability of the directors of the corporation is limited to the fullest extent permitted by the provisions of Section 2-405.2 of the Maryland General Corporation Law, as the same may be amended and supplemented.

            (5) The corporation shall, to the fullest extent permitted by the Maryland General Corporation Law, as the same may be amended and supplemented, and, without limiting the generality of the foregoing, in accordance with
Section 2-418 of said Maryland General Corporation Law, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Maryland General Corporation Law.

      EIGHTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the Maryland General Corporation Law at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and any contract rights at any time conferred upon the stockholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

            IN WITNESS WHEREOF, I have adopted and signed these Articles of

Incorporation and do hereby acknowledge that the adoption and signing are my act.


Dated: January 16,1995


                               /s/ Garry B. Watzke
                               ---------------------------
                                   Garry B. Watzke